Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Investors:	Molly Salky, 314.423.8000 x5353
Media:	Jill Saunders, 314.423.8000 x5293

BUILD-A-BEAR WORKSHOP, INC. ANNOUNCES REVISED
EARNINGS GUIDANCE FOR SECOND QUARTER AND FULL YEAR 2005

ST. LOUIS – June 3, 2005 – Build-A-Bear Workshop, Inc. (NYSE: BBW), an interactive entertainment retailer of customized stuffed animals, announced that as a result of lower than planned sales thus far in the second quarter, the company is revising its earnings guidance for the fiscal 2005 second quarter (13 weeks ended July 2, 2005).

“Sales in the second quarter to-date are below plan,” said Chairman and Chief Executive Bear, Maxine Clark. Our sales plan underestimated the impact of calendar shifts in the first and second quarters – the shift of Easter and resulting shift of school spring breaks. We also believe our sales plan underestimated the positive impact of appearing on a syndicated talk show in late February last year. This resulted in our first quarter results coming in ahead of our original plans and our second quarter results lagging our original plans.

“We expect to deliver full year net income growth in the range of 26% to 32%, and will drive that improvement on slightly lower comp store sales growth. We are confident that our continued commitment to marketing and brand building programs and our expense control initiatives will enable us to show significant net income growth while managing through this short-term sales challenge. Our favorable store economics and our new store rollout program – which this year includes 29 new Build-A-Bear Workshop stores and a New York City flagship store — make it possible for our business to remain very profitable at lower comp store sales levels. And, unlike many retailers, our profitability benefits from our growing international franchise, licensing and web-store revenues.”

President and Chief Operating Officer Bear, Barry Erdos added, “while I prefer to not comment on market rumors and speculation, I want to make it perfectly clear that I am not leaving my position at Build-A-Bear Workshop. This company is one of the great brands I’ve been associated with in my career and I look forward to working with Maxine and the team to build an even more successful company.”

Revised Second-Quarter Outlook
Revised guidance for the fiscal 2005 second quarter is for net income in the range of $2.5 million to $2.9 million and diluted earnings per share (EPS) in the range of $0.12 to $0.14 on 20.3 million diluted shares outstanding. These expected results include flagship store pre-opening costs of approximately $1.3 million pretax or $0.04 per diluted share. Comparable store sales in

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the second quarter are now expected to decline in the mid-single digit range. Comparable store sales growth was 12.9% in the second quarter last year.

Previous guidance was for net income in the range of $4.7 million to $5.1 million and diluted EPS in the range of $0.23 to $0.25 on 20.3 million diluted shares outstanding. Comparable store sales growth was expected to be in the range of 2% to 3%.

The revised fiscal 2005 second quarter guidance compares to fiscal 2004 second quarter net income of $4.9 million, and diluted EPS of $0.27 on 18.0 million diluted shares outstanding. The fiscal 2004 second quarter included the Easter holiday.

Fiscal 2005 First-Half Outlook
Due to the calendar shift in the first half of fiscal 2005 – the shift in the Easter holiday and the resulting shift of school spring breaks – the combined results of the first quarter and second quarter provide the best view of current performance.

First half outlook — combined first quarter actual results and second quarter revised guidance — shows net income in the range of $10.5 million to $10.9 million compared to fiscal 2004 first half net income of $10.2 million. The fiscal 2005 first half outlook includes flagship store preopening costs of $1.9 million pretax or $1.2 million net of tax.

Previous guidance provided on January 27, 2005, was for 2005 first half net income of $11.1 million to $11.9 million. This guidance was later updated on April 28, 2005, to net income of $12.7 million to $13.1 million.

Comparable store sales growth is expected to be flat for the first half of fiscal 2005. Comparable store sales growth was 13.8% in the first half of fiscal 2004 and benefited from the positive impact of the company being featured in a segment of a nationally syndicated television show in February 2004.

Revised Full-Year Outlook
For the fiscal 2005 full year, the company has revised its earnings guidance to reflect the revised second quarter outlook. At this time, the company expects fiscal 2005 (52 weeks ended December 31, 2005) net income in the range of $25.1 million to $26.3 million, representing net income growth of 26% to 32% compared to fiscal 2004. Diluted EPS are expected to be in the range of $1.24 to $1.30. Comparable store sales growth is now expected to be flat.

Previous guidance provided on January 27, 2005 was for 2005 full year net income of $26.1 to $27.3 million. This guidance was updated on April 7, 2005, and reiterated on April 28, 2005, to net income of $27.3 million to $28.5 million.

The revised fiscal 2005 full year guidance compares to fiscal 2004 full year net income of $20.0 million, and diluted EPS of $1.07 on 18.6 million diluted shares outstanding.

New Store Plans
Build-A-Bear Workshop plans to open 30 new Build-A-Bear Workshop (BABW) stores in the United States and Canada, including the flagship store in New York City, and three new friends

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2B made® stores in fiscal 2005. Twelve of the 15 new BABW stores planned to open in the first half of the year have opened along with two new baseball stadium stores.

International franchisees expect to open 20 to 25 new stores in fiscal 2005 and full-year fiscal 2005 franchisee revenues are expected to be approximately $2.0 million. Licensing revenues are anticipated to be approximately $1.0 million in 2005.

About Build-A-Bear Workshop, Inc.

Build-A-Bear Workshop, Inc. (NYSE: BBW), with fiscal 2004 total revenue of $302 million, is the only national company that offers Guests an interactive make-your-own-stuffed animal retail-entertainment experience. The first store opened in St. Louis in 1997; at the end of 2004 the company operated 170 stores in 40 states and Canada. With the opening of its store in Sheffield, England, in the fall of 2003 and the addition of international stores in Japan, Denmark and Australia in 2004, Build-A-Bear Workshop has become the global leader in the teddy bear business. In November 2004, the company opened two friends 2B made® stores, the newest concept based on the doll-making experience. For more information about the company and its products, call 888.560.BEAR (2327) or visit the company’s award-winning Web site at www.buildabear.com.

Forward-Looking Statements
Statements in this news release expressing or indicating the beliefs and expectations of management regarding future performance are forward-looking statements including, without limitation, company financial performance, sales growth, new store openings, any other plans, objectives, expectations and intentions contained in this release that are not historical facts. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These risks and uncertainties include, without limitation, those detailed in our 2004 annual report on Form 10-K filed with the SEC on March 29, 2005 under the caption “Risk Factors” and the following: (1) we may be unable to maintain our current comparable store sales growth; (2) our marketing initiatives may not be effective in generating sufficient levels of brand awareness and Guest traffic; (3) we may be unable open new stores to effectively manage our growth; (4) we may be unable to effectively manage our international franchises or laws relating to those franchises may change; (5) we may be unable to generate interest in and demand for our interactive retail experience, or to identify and respond to consumer preferences in a timely fashion; (6) customer traffic may decrease in the shopping malls where we are located, on which we depend to attract Guests to our stores; (7) general economic conditions may decrease, which could lead to reduced consumer demand for our products; (8) our market share could be adversely affected by a significant number of competitors; (9) we may lose key personnel, be unable to hire qualified additional personnel, or experience turnover of our management team; (10) the ability of our principal vendors to deliver merchandise may be disrupted; (11) the availability and costs of our products could be adversely affected by risks associated with international manufacturing and trade; (12) third parties that manage our warehousing and distribution functions may perform poorly; (13) we may fail to renew, register or otherwise protect our trademarks or other intellectual property; (14) we may have disputes with, or be sued by, third parties for infringement or misappropriation of their proprietary rights; (15) we may be unable to renew or replace our store leases, or enter into

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leases for new stores on favorable terms, or may violate the terms of our current leases; (16) we may experience failures in our communications or information systems; (17) terrorism or the uncertainty of future terrorist attacks or war could reduce consumer confidence and mall traffic; (18) we may become subject to challenges relating to overtime pay or other regulations relating to our employees; (19) we may suffer negative publicity or be sued due to violations of labor laws or unethical practices by manufacturers of our merchandise, and (20) we may improperly obtain or be unable to protect information from our Guests in violation of privacy or security laws or expectations.

These risks, uncertainties and other factors may adversely affect our business, growth, financial condition or profitability, or subject us to potential liability, and cause our actual results, performance or achievements to be materially different from those expressed or implied by our forward-looking statements. We do not undertake any obligation or plan to update these forward-looking statements, even though our situation may change.

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